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Exhibit 21.1

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
ECS Industries Sdn. Bhd.	Malaysia
Intec Technology (S) Pte.	Singapore
Metron Technology (Asia) Ltd.	Hong Kong
Metron Technology (Benelux) B.V.	Netherlands
Metron Technology (Deutschland) Gmbh	Germany
Metron Technology (Far East) Ltd.	Hong Kong
Metron Technology (France) EURL	France
Metron Technology (Hong Kong) Ltd.	Hong Kong
Metron Technology (Ireland) Ltd.	Ireland
Metron Technology (Israel) Ltd.	Israel
Metron Technology (Italia) S.r.L.	Italy
Metron Technology (Japan) K.K.	Japan
Metron Technology (Korea) Ltd.	Korea
Metron Technology (Malaysia) Sdn Bhd	Malaysia
Metron Technology (Nordic) AB	Sweden
Metron Technology (Shanghai), Ltd.	China
Metron Technology (Singapore) Pte. Ltd.	Singapore
Metron Technology (Taiwan) Ltd.	Taiwan
Metron Technology (Thailand) Ltd.	Thailand
Metron Technology (Europa) Ltd.	United Kingdom
Metron Technology Corporation	United States of America (California)
Metron Technology Distribution Corporation	United States of America (California)
Metron Technology Holding Ltd.	Thailand
Shieldcare (U.K.) Ltd.	Scotland
T.A. Kyser Co.	United States of America (Nevada)
Transpacific Technology Ltd.	United Kingdom

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  Exhibit 21.1